EXHIBIT 23


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                       [Baird, Kurtz & Dobson letterhead]




                       Consent of Independent Accountants



Board of Directors
Guaranty Federal Bancshares, Inc.

We consent to incorporation by reference in Registration Statement No. 333-47241 on Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated July 27, 1998, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ending June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Guaranty Federal Bancshares, Inc.



                                            /s/ Baird, Kurtz & Dobson


September 25, 1998
Springfield, Missouri